Exhibit 99.1

For Immediate Release – January 26, 2009

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Quarterly Earnings Per Share Increase 48 Percent; Announces Quarterly Dividend

SIOUX FALLS, SD, January 26 – HF Financial Corp. (NASDAQ: HFFC), reported earnings for the fiscal second quarter ended December 31, 2008 of $1.8 million, or $0.46 in diluted earnings per share, versus $1.3 million, or $0.31 in diluted earnings per share, in the comparable period in fiscal 2008, a 48.4 percent increase in diluted earnings per share.

Revenue inclusive of net interest income and non-interest income totaled $11.9 million for the quarter, an increase of $2.0 million, or 19.8 percent over the comparable period last year.  Net interest income totaled $9.0 million for the quarter, an increase of $2.0 million, or 28.7 percent over the same period last year.  Net interest margin expressed on a fully taxable equivalent basis for the three month period was 3.40 percent, compared to 3.00 percent in the comparable period last year.  The net interest margin benefitted primarily from lower costs on interest-bearing liabilities, and also expanded due to earning asset growth.

For the quarter, non-interest income was $2.9 million, down $37,000 or 1.2 percent relative to the comparable period in fiscal year 2008.  Gain on sale of loans and trust income decreased $154,000 and $96,000, respectively, while fees on deposits increased $163,000 when compared to the same quarter of the prior fiscal year.

 “We continue to deepen the relationships with existing customers and that drives the increase in our revenues,” said Curtis L. Hage, Chairman, CEO and President of HF Financial Corp.  “Our long term strategy of building traditional banking lines of business has helped us diversify our business model to serve more aspects of our markets’ needs and the result is showing in our core revenues.”

The company previously announced participation in the US Treasury Capital Purchase Program (“CPP”).  This transaction closed on November 21, 2008, and the company issued $25.0 million preferred shares.  Since the closing, the company has continued to lend money on a prudent basis to businesses, farmers and individuals within its marketplace.  New volume and renewals of existing credit since the closing of the CPP transaction totaled $64.4 million through December 31, 2008.

“HF Financial Corp. did not seek out the CPP stimulus funding,” Hage said.  “We have always done our part for economic development in our markets.  However, we chose to participate in the CPP program because our government asked us to and because our participation will strengthen our capacity to serve the economic needs of our markets during the recovery from these challenging economic times.”

The ratio of non-performing loans and leases to total loans and leases at the end of the second quarter of fiscal year 2009 was 0.50 percent, compared to 0.39 percent at the end of the second quarter in the prior year period.  Net loan and lease recoveries of $2.0 million were recorded for the quarter ended December 31, 2008 compared to net loan and lease charge offs of $364,000 for the comparable period last year.  The company did not incur a provision for losses on loans and leases for the second quarter of fiscal year 2009 versus a provision of $295,000 in the second fiscal quarter of 2008.  The company previously announced a net loan loss recovery of $2.2 million from a settlement of a previously disclosed lawsuit against MetaBank.  During the quarter, the company bolstered its methodology for calculating the allowance for loan and lease losses to better capture the impact of the economic recession currently being experienced across the country.

 “The bank has not experienced the non performing loan or charge off levels experienced by others in the banking industry,” said Darrel L. Posegate, president of Home Federal Bank.  “We do, however, believe it is prudent to increase our loan loss reserves in light of the challenging economic outlook.  This increase in loan and lease loss reserves will position the bank better for any significant economic downturn our market area may experience.”

Non-interest expense grew $1.5 million or 19.0 percent, over last year’s second quarter.  The increase was due in part to an increase in net healthcare costs of $536,000, and an increase of $208,000 in performance-based incentives.  Other non-interest expenses rose in part from increases in federal deposit insurance premiums of $99,000, legal and professional expenses of $117,000, and community investment contributions and marketing of $106,000.

Second Quarter Year-to-Date Results

For the six months ended December 31, 2008, the Company reported earnings of $3.8 million, or $0.95 in diluted earnings per share, versus $2.6 million, or $0.64 in diluted earnings per share, for the comparable period in fiscal year 2008, a 48.4 percent increase in diluted earnings per share.

Net interest income for the first six months of the fiscal year totaled $17.7 million, an increase of $4.0 million, or 29.5 percent over the corresponding period last year.  Net interest margin on a fully taxable equivalent basis for the six month period ended December 31, 2008, was 3.37 percent compared to 2.96 percent for the comparable period last year.  The net interest margin benefitted primarily from lower costs on interest-bearing liabilities, and also expanded due to earning asset growth.

Non-interest income for the six months ended December 31, 2008, totaled $6.0 million, an increase of $197,000, or 3.4 percent, versus the comparable period last year, a result primarily attributable to the increase in fees on deposits of $301,000 and partially offset by decreases in gain on sale of loans and trust income of $162,000 and $123,000, respectively.

Non-interest expense during the first six months of fiscal 2008 increased $2.7 million, to $17.6 million, up 18.4 percent, over the comparable period last year.  Increases include a net rise in healthcare costs of $673,000 and performance-based incentives of $475,000.  Other non-interest expenses rose in part as a result of increases to federal deposit insurance premiums of $216,000, legal and professional expenses of $302,000, community investment contributions and marketing of $157,000, and audit and regulatory costs of $66,000.

Average earning assets increased 13.1 percent, yielding 5.88 percent for the six months ended December 31, 2008, compared to the same period last year, which yielded 6.81 percent.  Average interest-bearing liabilities increased 13.0 percent, with a cost of funds of 2.87 percent for the six months ended December 31, 2008 compared to the similar period last year with a cost of funds rate of 4.38 percent.

Balance Sheet Performance

Loans and leases receivable at December 31, 2008 totaled $811.3 million, an increase of $27.6 million from the balance at June 30, 2008.  As previously announced, the company made a decision in the first quarter of fiscal year 2008 to cease origination of indirect automobile loans.  During the current fiscal year, consumer indirect decreased $12.9 million, to $31.4 million; while agriculture loans increased $31.3 million, to $191.6 million at December 31, 2008. Other lines of business increased a total of $9.1 million in loan and lease receivables since June 30, 2008.

Total non-performing assets increased $726,000, or 19.4 percent, for the six month period ending December 31, 2008.  The increase in non-performing assets was primarily attributable to an increase of $1.4 million in accruing loans and leases delinquent more than 90 days to $2.2 million at December 31, 2008.  These loans are well-secured and in the process of collection.  This increase was partially offset by a decrease in non-accruing loans and leases of $385,000 and a decrease in foreclosed assets of $273,000 for the comparable period.  The ratio of allowance for loan and lease losses to nonperforming loans and leases increased to 198.2 percent at December 31, 2008, compared to 191.1 percent at June 30, 2008.

The company has trust preferred securities in its investment portfolio that are currently impaired under applicable accounting rules.  The reduction in fair value compared to the historical cost is recorded as an after tax reduction to capital on the balance sheet.  Currently, the company expects to receive interest and principal payments on these trust preferred securities as contracted.  If based on the judgment of management it becomes probable that these securities will not receive all of the contractual payments, the reduction in after tax fair value will be reversed in the equity section and recorded as a charge in the income statement, which will then decrease capital by the same amount.

Deposits at December 31, 2008 totaled $772.9 million, a decrease of $11.3 million, or 1.4 percent, from the balance at June 30, 2008.  During the six-month period, public fund account balances declined $11.8 million due in part to typical seasonal fluctuations.  Non-interest bearing checking, interest bearing checking, money market accounts and savings accounts decreased $1.8 million, $2.6 million, $16.6 million, and $5.0 million, respectively, in the comparable period.  In-market and out-of-market certificates of deposit increased a total of $14.7 million from $353.3 million to $368.0 million for the six month period, which partially offset the other decreases in deposits.

Quarterly Dividend Declared

The company announced it will pay a quarterly cash dividend of 11.25 cents per common share for the second quarter of the 2009 fiscal year.  The dividend will be paid on February 12, 2009 to stockholders of record on February 5, 2009.

The company also announced a quarterly cash dividend on its Fixed Rate Cumulative Perpetual Preferred Stock (Series A) issued to the U.S. Treasury Department under its voluntary Capital Purchase Program.  The dividend amount is equal to $11.66 per preferred share.  This amount is based on a rate per annum of 5 percent, and is pro-rated over the initial dividend period from the November 21, 2008 issuance date through February 15, 2009 using 30-day months.

Second Quarter Fiscal 2009 Conference Call and Webcast

The company will host its quarterly conference calls and webcasts to discuss its quarterly financial and operational results.  The conference call and webcast is scheduled for Tuesday, January 27, 2009 at 9:00 am CT (10:00 am ET) during which the company will discuss its second quarter and year-to-date fiscal 2009 earnings results.

Curtis L. Hage, Chairman of the Board, President and Chief Executive Officer, and Darrel L. Posegate, Executive Vice President, Chief Financial Officer and Treasurer, will recap the company’s second quarter for fiscal 2009.

When:  Tuesday, January 27, 2009

Conference call:  9:00 am CT / 10:00 am ET

Dial-in Number:  1-877-407-8031

Call ID:  HF Financial Second Quarter Fiscal 2009 Earnings Conference Call

Webcast:  To listen to a live Webcast of the presentations, go to the Investor Relations page of the HF Financial website site, www.homefederal.com, and then the Webcast icon.  The Webcast replay will be available from 12 pm CT, Tuesday, January 27, 2009, until 6:00 pm CT, Friday, February 27.  Listening to the Webcast requires speakers and Windows Media Player.  If you do not have Media Player, download the free software at www.windowsmedia.com.

Replay:  If you do not have Internet access and want to listen to an audio replay, call 1-877-660-6853 using Account #: 286, Conference ID #: 309735. The audio replay will be available beginning at 12 pm CT on Tuesday, January 27, 2009, through 11:59 pm CT on Tuesday, February 24.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc.  As of December 31, 2008, the company had total assets of $1.2 billion and stockholders’ equity of $91.7 million.  The company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•      Forecasts of future economic performance.

•      Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the company’s loan and lease portfolios; the ability or inability of the company to manage interest rate and other risks; unexpected or continuing claims against the company’s self-insured health plan; the company’s use of trust preferred securities; the ability or inability of the company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Interest, dividend and loan fee income:
Loans and leases receivable	$12,646	$13,879	$25,664	$27,999
Investment securities and interest-earning deposits	2,920	2,206	5,733	4,071
	15,566	16,085	31,397	32,070
Interest expense:
Deposits	4,132	6,913	8,709	14,411
Advances from Federal Home Loan Bank and other borrowings	2,427	2,176	4,992	3,995
	6,559	9,089	13,701	18,406
Net interest income	9,007	6,996	17,696	13,664

Provision for losses on loans and leases	—	295	387	620

Net interest income after provision for losses on loans and leases	9,007	6,701	17,309	13,044

Noninterest income:
Fees on deposits	1,518	1,355	3,069	2,768
Loan servicing income	534	542	1,091	1,047
Gain on sale of loans, net	285	439	536	698
Trust income	153	249	375	498
Gain on sale of securities, net	45	—	125	—
Other	394	381	782	770
	2,929	2,966	5,978	5,781
Noninterest expense:
Compensation and employee benefits	5,828	4,788	10,949	9,231
Occupancy and equipment	1,012	981	1,989	1,918
Foreclosed real estate and other properties, net	96	37	213	80
Other	2,240	1,902	4,428	3,623
	9,176	7,708	17,579	14,852

Income before income taxes	2,760	1,959	5,708	3,973
Income tax expense	914	708	1,887	1,375
Net income	$1,846	$1,251	$3,821	$2,598

Basic earnings per share:	$0.46	$0.32	$0.96	$0.65
Diluted earnings per share:	$0.46	$0.31	$0.95	$0.64

Basic weighted average shares:	4,007,870	3,955,388	3,989,962	3,984,376
Diluted weighted average shares:	4,023,791	4,009,060	4,019,280	4,043,022

Outstanding shares (end of period):	4,021,367	3,966,345	4,021,367	3,966,345

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	12/31/2008	6/30/2008	12/31/2007

Balance Sheet Data
Total assets	$1,173,152	$1,103,494	$1,020,649
Cash and cash equivalents	25,882	21,170	24,042
Securities available for sale	254,389	225,004	164,352
Loans and leases receivable, net	803,156	777,777	754,458
Loans held for sale	14,027	8,796	5,536
In-Market Deposits	750,300	756,982	752,815
Out-of-Market Deposits	22,617	27,255	19,081
Advances from Federal Home Loan Bank and other borrowings	252,769	198,454	130,457
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	91,660	64,203	64,439

Stockholder’s equity before OCI (1) to consolidated assets	8.21%	6.11%	6.39%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.23)	(0.19)	(0.02)
Net unrealized losses on defined benefit plan	(0.07)	(0.08)	(0.01)
Net unrealized losses on derivatives and hedging activities	(0.06)	(0.01)	(0.02)
Goodwill to consolidated assets	(0.42)	(0.45)	(0.48)
Tangible capital to consolidated assets	7.42%	5.39%	5.86%

Book value per common share (2)	$16.58	$16.25	$16.25

Tier I (core) capital (3)	8.00%	7.78%	8.39%
Risk-based capital (3)	11.40%	10.83%	11.16%

Number of full-service offices	33	33	33

(1)  Accumulated other comprehensive income (loss)

(2)  Common equity divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	December 31, 2008		June 30, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
One-to four-family (1)	$92,972	11.46%	$99,989	12.76%
Commercial business and real estate (2) (3)	307,458	37.90%	303,415	38.72%
Multi-family real estate	45,912	5.66%	45,093	5.75%
Equipment finance leases	18,985	2.34%	19,288	2.46%
Consumer direct (4)	112,688	13.89%	105,719	13.49%
Consumer indirect (5)	31,421	3.87%	44,294	5.65%
Agricultural	191,556	23.61%	160,267	20.45%
Construction and development	10,297	1.27%	5,645	0.72%
Total Loans and Leases Receivable (6)	$811,289	100.00%	$783,710	100.00%

(1)	Excludes $10,710 and $7,958 loans held for sale at December 31, 2008 and June 30, 2008, respectively.
(2)	Includes $2,912 and $3,012 tax exempt leases at December 31, 2008 and June 30, 2008, respectively.
(3)	Excludes $0 and $223 commercial loans held for sale at December 31, 2008 and June 30, 2008, respectively.
(4)	Excludes $3,318 and $614 student loans held for sale at December 31, 2008 and June 30, 2008, respectively.
(5)	The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.
(6)	Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	December 31, 2008		June 30, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands )

Noninterest bearing checking accounts	$88,762	11.48%	$90,598	11.55%
Interest bearing checking accounts	87,486	11.32%	90,125	11.49%
Money market accounts	155,123	20.07%	171,689	21.89%
Savings accounts	73,518	9.51%	78,575	10.02%
In-market certificates of deposit	345,411	44.69%	325,995	41.57%
Out-of-market certificates of deposit	22,617	2.93%	27,255	3.48%
Total Deposits	$772,917	100.00%	$784,237	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Six Months Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Balance, beginning	$6,183	$5,493	$5,933	$5,872
Provision charged to income	—	295	387	620
Charge-offs	(321)	(434)	(513)	(1,215)
Recoveries	2,271	70	2,326	147
Balance, ending	$8,133	$5,424	$8,133	$5,424

	12/31/2008	6/30/2008	12/31/2007

Asset Quality
Nonaccruing loans and leases	$1,939	$2,324	$1,840
Accruing loans and leases delinquent more than 90 days	2,165	781	1,128
Foreclosed assets	370	643	458
Total nonperforming assets	$4,474	$3,748	$3,426

FAS Statement No. 5 Allowance for loan and lease losses	$7,876	$5,803	$5,294
FAS Statement No. 114 Impaired loan valuation allowance	257	130	130
Total allowance for loans and lease losses	$8,133	$5,933	$5,424

Ratio of nonperforming assets to total assets at end of period (1)	0.38%	0.34%	0.34%
Ratio of nonperforming loan and leases to total loans and leases at end of period (2)	0.50%	0.39%	0.39%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	0.99%	0.75%	0.71%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	198.17%	191.08%	182.75%

(1)	Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)	Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Six Months Ended
	12/31/2008		12/31/2007
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$812,657	6.26%	$775,583	7.18%
Investment securities (2) (3)	246,529	4.61%	160,609	5.04%
Total interest-earning assets	1,059,186	5.88%	936,192	6.81%
Noninterest-earning assets	66,864		70,686
Total assets	$1,126,050		$1,006,878

Interest-bearing liabilities:
Deposits:
Checking and money market	$241,027	1.17%	$275,962	3.36%
Savings	67,284	1.14%	51,096	2.66%
Certificates of deposit	376,546	3.64%	367,672	4.91%
Total interest-bearing deposits	684,857	2.52%	694,730	4.13%
FHLB advances and other borrowings	233,055	3.45%	114,057	4.88%
Subordinated debentures payable to trusts (4)	27,837	6.67%	27,837	8.57%

Total interest-bearing liabilities	945,749	2.87%	836,624	4.38%
Noninterest-bearing deposits	75,263		79,743
Other liabilities	32,706		27,349
Total liabilities	1,053,718		943,716
Equity	72,332		63,162
Total liabilities and equity	$1,126,050		$1,006,878

Net interest spread (5)		3.01%		2.43%
Net interest margin (5) (6)		3.31%		2.90%
Net interest margin, TE (7)		3.37%		2.96%
Return on average assets (8)		0.67%		0.51%
Return on average equity (9)		10.48%		8.18%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Includes $125 expense in July 2007 for unamortized debt issuance costs.

(5)  Percentages for the six months ended December 31, 2008 and December 31,2007 have been annualized.

(6)  Net interest margin is net interest income divided by average interest-earning assets.

(7)  Net interest margin expressed on a fully taxable equivalent basis.

(8)  Ratio of net income to average total assets.

(9)  Ratio of net income to average equity.